Exhibit 10.1

Exhibit 1

Board Compensation for Directors*

Type of Compensation	Amount
Board Cash Retainer+	Fiscal 2021: $12,500 payable monthly on the last day of each fiscal month, commencing April 1, 2021+

*	Includes only persons serving as Independent Directors.
+	For any person who ceases to serve during the fiscal month prior to such payment date, such person shall receive a pro rata amount for the portion of the fiscal month so served.